Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Phoenix Physicians, LLC and Affiliates (Limited Liability Companies)
Fort Lauderdale, Florida

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Envision Healthcare Holdings, Inc., of our report dated August 26, 2014 with respect to the combined financial statements of Phoenix Physicians, LLC and affiliates as of and for the years ended December 31, 2013 and 2012, which appear in the current report on Form 8-K/A of Envision Healthcare Holdings, Inc. filed with the SEC on August 28, 2014. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Daszkal Bolton LLP

Boca Raton, Florida
September 23, 2014